UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2011

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59 th Street
New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Between February 22, 2011 and February 27, 2011, BrainStorm Cell Therapeutics, Inc. (the “Company”) entered into Securities Purchase Agreements with institutional and individual investors pursuant to which the Company issued and sold 12,815,000 units comprised of shares of common stock and warrants for the purchase of common stock (the “Units”) in exchange for $3,588,200 ($0.28 per Unit).

Each unit includes (i) one share of common stock, (ii) a warrant to purchase one-half of one share of our common stock until the first anniversary of the closing date at a purchase price of $0.28 per share and (iii) a warrant to purchase one share of our common stock until the second anniversary of the closing date at a purchase price of $0.50 per share.  The warrants may only be exercised by the payment of the exercise price in cash.  The warrants, if exercised in full, will result in additional cash proceeds to the Company of approximately $8.2 million.

Proceeds from the placement will be used to fund the Phase I/II clinical trial in patients with amyotrophic lateral sclerosis (ALS) as well as for general corporate purposes.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 is hereby incorporated by reference into this item.

The securities issued in this private placement were to accredited and other qualified investors outside of the United States in reliance upon available exemptions from the registration requirements of the U.S. Securities Act of 1933, including Section 4(2) thereof and Regulation S promulgated thereunder. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from such registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Barak Capital Underwriting Ltd. (“Barak”) acted as the placement agent in the offering.  The Company paid Barak approximately $215,000 (plus VAT, if applicable) in cash and issued 512,571 shares of common stock of the Company to Barak in consideration of the services provided to the Company in connection with the transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 1, 2011	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 28, 2011.